Exhibit 16.1

February 25, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Reebonz Holdings Limited (formerly known as DOTA Holdings Limited) under the caption “Changes in Registrant’s Certifying Accountant” included in its Registration Statement on Form F-1. We agree with the statements concerning our Firm in such Form F-1. We are not in a position to agree or disagree with other statements of Reebonz Holdings Limited contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp